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                                                                     Exhibit 4.2

                                 AMENDMENT NO. 1
                                       TO
                                RIGHTS AGREEMENT

         This AMENDMENT NO. 1 (the "Amendment") to the Rights Agreement (the "Rights Agreement") dated as of March 18, 1998 between Analog Devices, Inc., a Massachusetts corporation (the "Company"), and BankBoston, N.A., a national banking association, as Rights Agent (the "Rights Agent"), is entered into as of the 14th day of October, 1999. Capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the Rights Agreement.

         WHEREAS, the Board of Directors has determined that it is in the best interests of the Company to amend the Rights Agreement, and

         WHEREAS, the Company and the Rights Agent are willing to amend the Rights Agreement, in accordance with Section 27 of the Rights Agreement,

         NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

1. Section 1(d)(iii) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

         "(iii) which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person's Affiliates or Associates) has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), whether or not in writing, for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy or consent as described in the proviso to subparagraph (ii) of this paragraph (d)) or disposing of any voting securities of the Company."

2. Section 1(i) of the Rights Agreement is hereby deleted in its entirety and replaced with the following:

                  "(i)     [Intentionally omitted.]"

3. Section 1(p) of the Rights Agreement is hereby deleted in its entirety and replaced with the following:

                  "(p)     [Intentionally omitted.]"

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4.       The penultimate sentence of Section 3(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

         "In the event that an adjustment in the number of Rights per share of Common Stock has been made pursuant to Sections 11(i) or 11(p) hereof, at the time of distribution of the Right Certificates, the Company shall make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) so that Rights Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights."

5. Section 4(b) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

                  "(b) Any Rights Certificate issued pursuant to Section 3,
         Section 11(i) or Section 22 hereof that represents Rights beneficially owned by persons known to be: (i) an Acquiring Person or an Associate or Affiliate of an Acquiring Person, (ii) a transferee of an Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee after the Acquiring Person becomes such, or (iii) a transferee of an Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee prior to or concurrently with the Acquiring Person becoming such and receives such Rights pursuant to either (A) a transfer (whether or not for consideration) from the Acquiring Person to holders of equity interests in such Acquiring Person or to any Person with whom such Acquiring Person has any continuing agreement, arrangement or understanding regarding the transferred Rights or (B) a transfer which the Board of Directors of the Company has determined is part of a plan, arrangement or understanding that has as a primary purpose or effect avoidance of Section 7(e) hereof, and any Rights Certificate issued pursuant to Section 6 or Section 11 hereof upon transfer, exchange, replacement or adjustment of any other Rights Certificate referred to in this sentence, shall contain (to the extent feasible) the following legend:

                  The Rights represented by this Rights Certificate are or were beneficially owned by a Person who was or became an Acquiring Person or an Affiliate or Associate of an Acquiring Person (as such terms are defined in the Rights Agreement). Accordingly, this Rights Certificate and the Rights represented hereby may become null and void in the circumstances specified in Section 7(e) of such Agreement."

6. Section 7(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

                  "(a)     Subject to Section 7(e) hereof, the registered holder
         of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set
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         forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths of a share (or other shares, securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the Final Expiration Date, (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date") or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof (the earliest of (i), (ii) and (iii) being herein referred to as the "Expiration Date")."

7. Section 11(a)(ii) of the Rights Agreement is hereby amended and restated to read in entirety as follows:

         "(ii)    Subject to Section 24 of this Agreement, in the event that any
         Person, alone or together with its Affiliates or Associates, becomes an Acquiring Person, then, promptly following the first occurrence of such event, proper provision shall be made so that each holder of a Right (except as provided below and in Section 7(e) hereof) shall thereafter have the right to receive (subject to the last sentence of Section 23(a)), upon exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement, in lieu of a number of one one-thousandths of a share of Preferred Stock, such number of shares of Common Stock of the Company that equals the result obtained by (x) multiplying the then current Purchase Price by the then number of one one-thousandths of a share of Preferred Stock for which a Right was exercisable immediately prior to the first occurrence of a Section 11(a)(ii) Event, and (y) dividing that product (which, following such first occurrence, shall thereafter be referred to as the "Purchase Price" for each Right and for all purposes of this Agreement) by 50% of the current market price (determined pursuant to Section 11(d) hereof) per share of Common Stock on the date of such first occurrence (such number of shares, the "Adjustment Shares")."

8. Section 13(d) of the Rights Agreement is hereby deleted in its entirety.

9. Section 23(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

                  "(a)     The Board of Directors of the Company may, at its
         option, at any time prior to the earlier of (i) the close of business on the tenth Business Day (or such later date as may be determined by the Board of Directors of the Company pursuant to clause (i) of the first sentence of Section 3(a) with respect to the Distribution Date) following the Stock Acquisition Date (or, if the Stock

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         Acquisition Date shall have occurred prior to the Record Date, the close of business on the tenth Business Day following the Record Date) or (ii) the Final Expiration Date, redeem all but not less than all the then outstanding Rights at a redemption price of $.001 per Right, as such amount may be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"). The redemption of the Rights by the Board may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Notwithstanding anything contained in this Agreement to the contrary, the Rights shall not be exercisable after the first occurrence of a
         Section 11(a)(ii) Event until such time as the Company's right of redemption hereunder has expired."

10. Section 23(c) of the Rights Agreement is hereby deleted in its entirety and replaced with the following:

                  "(c)     [Intentionally omitted.]"

11. Section 23(d) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

         "(d)     In the event of a redemption of the Rights in accordance with this Agreement, the Company may, at its option, discharge all of its obligations with respect to the Rights by (i) issuing a press release announcing the manner of redemption of the Rights in accordance with this Agreement and (ii) mailing payment of the Redemption Price to the registered holders of the Rights at their last addresses as they appear on the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the Transfer Agent of the Common Shares, and upon such action, all outstanding Rights and Right Certificates shall be null and void without any further action by the Company."

12. Section 27 of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

                  "Section 27. SUPPLEMENTS AND AMENDMENTS. Except as provided in the penultimate sentence of this Section 27, for so long as the Rights are then redeemable, the Company may, in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of this Agreement in any respect without the approval of any holders of the Rights. At any time when the Rights are no longer redeemable, except as provided in the penultimate sentence of this Section 27, the Company may, and the Rights Agent shall, if the Company so directs, supplement or amend this Agreement without the approval of any holders of Rights in order (i) to cure any ambiguity or (ii) to correct or supplement any provision contained herein which may be defective or

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         inconsistent with any other provisions herein; PROVIDED, that no such supplement or amendment shall adversely affect the interests of the holders of Rights as such (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person). Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything contained in this Agreement to the contrary, no supplement or amendment shall be made which changes the Redemption Price or the Final Expiration Date. Prior to the Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Common Stock."

13. Except as amended hereby, the Rights Agreement shall remain unchanged and shall remain in full force and effect.

14. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.


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         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized representatives as of the date first above written.

                                           ANALOG DEVICES, INC.


                                           By: /s/ Jerald G. Fishman
                                               --------------------------------
                                               Name: Jerald G. Fishman
                                               Title: President and CEO


                                           BANKBOSTON, N.A.


                                           By: /s/ Margaret M. Prentice
                                               --------------------------------
                                               Name: Margaret M. Prentice
                                               Title: Administration Manager